Stanley Black & Decker Announces CEO Transition

John F. Lundgren to Retire as CEO, Will Remain Chairman through 2016 Year End
James M. Loree, President and Chief Operating Officer, Named President and CEO, Effective August 1st

NEW BRITAIN, CONNECTICUT – July 22, 2016 – The Board of Directors of Stanley Black & Decker (NYSE: SWK) today announced that Chairman and Chief Executive Officer John F. Lundgren, who will turn 65 in September, will retire as CEO after more than 12 years with the Company, effective July 31, 2016. Mr. Lundgren will continue as Chairman of the Board until the end of the year and serve as Special Advisor to the Company through April 30, 2017. James M. Loree, currently President and Chief Operating Officer, will succeed Mr. Lundgren as President and CEO on August 1, 2016 and join the Board at that time.

George W. Buckley, Lead Independent Director, said: “John’s tenure at Stanley Black & Decker has been extraordinary. Under his direction, the Company underwent an historic transformation, evolving from a small cap building products company to a large cap global diversified industrial leader. With his vision and energy, John developed and led a world-class management team, which has created tremendous value for our shareholders and built a high performing, dynamic and innovative corporate culture. On behalf of the Board and the entire Company, we thank John for his dedication and commitment to making Stanley Black & Decker the outstanding company it is today.

“As the Board actively engaged in a deliberate management succession planning process, it became abundantly clear that Jim Loree was the ideal candidate to succeed John. John and Jim have worked hand-in-hand for many years, and we are confident in his readiness to take the helm and lead the Company forward. As President and COO, Jim has played a major part in all of the Company’s strategic decisions and championed its industry-leading organic growth and operational excellence initiatives. We are pleased that John will continue to provide his experience and guidance as we move through this process.”

“It has been a great privilege to lead this exceptional organization for the past 12 years, and I am proud of all we have accomplished together,” said Lundgren. “Today Stanley Black & Decker is stronger, more agile and more innovative than ever before, and that is due in large part to Jim and the entire management team. Morale has never been higher and with the company performing extremely well, there is no better time for us to execute our long-planned management transition strategy. Our future is bright and I am confident the Company will continue to thrive under Jim’s leadership.”

“John has been an outstanding mentor and friend, and I am honored to succeed him as CEO at such an exciting time in our Company’s history,” said Loree. “Under John’s leadership, we built Stanley Black & Decker into a company that is both strong and continually evolving, with a portfolio of world-class franchises and brands that are scalable and defensible, have attractive growth characteristics, and differentiate through innovation. With this as our platform, we are well positioned for sustained success and I am committed to working with our outstanding Board and long-tenured management team to continue to create value for all of our stakeholders.”

Over the last 12 years, Stanley Black & Decker has undergone a period of significant growth and diversification, evolving from a small cap company focused on tools and doors to a large cap industrial with leading franchises in the tools & storage, security and industrial sectors. During that time, the Company has produced compounded annual revenue growth of 12% and generated a total shareholder return in excess of 300%, significantly outperforming the S&P 500.

Additional Information on Stanley Black & Decker’s Leadership

John F. Lundgren
John Lundgren has been Chairman and Chief Executive Officer of Stanley Black & Decker since 2004, when he joined the Company (then Stanley Works) in that position. Since that time the Company’s revenues have more than quadrupled and market capitalization has more than quintupled. Mr. Lundgren began his business career in brand management at the Gillette Corporation in Boston, MA and later held functional and general management positions in the U.S. and Europe with Georgia Pacific and predecessor companies.

Mr. Lundgren is currently a member of the Board of Directors of Callaway Golf Company, Staples, Incorporated and the Executive Committee of NAM (National Association of Manufacturers), where he serves as Vice Chairman. In addition, Mr. Lundgren is a member of the President’s Advisory Council of the U.S. Chamber of Commerce, the Dartmouth Athletics Advisory Board, G100, The Business Council, Prium, and the Business Roundtable, and is a Trustee of the CT Science Center, Chairman of the New England Chapter of CEO’s Against Cancer, and a National Trustee of The First Tee (an organization dedicated to the development of life-enhancing values for young people through character education and golf).

James M. Loree
Jim Loree joined Stanley Black & Decker (then Stanley Works) in 1999 as VP and Chief Financial Officer after 19 years with General Electric Company (GE). He was named EVP and CFO in 2002, EVP & Chief Operating Officer in 2009 and President & COO in 2013.

As President & COO, Mr. Loree has shared overall executive leadership of the Company with Chairman & CEO John Lundgren, including responsibility for strategy development and execution as well as day to day management of all company operations. As CFO, Mr. Loree had responsibility for all facets of financial management, including investor relations, tax, treasury, accounting, audit, and operational finance. In addition, he was also responsible for Stanley’s supplier management, information technology and business development activities, including strategic planning and mergers and acquisitions.

Jim served for over five years as a director of Harsco Corporation, including four as Audit Committee Chair. He also serves as a Trustee of Union College, a director of Hartford Hospital and a director of the Jim and Rebecca Loree Foundation.

About Stanley Black & Decker

Stanley Black & Decker, an S&P 500 and FORTUNE 500 company, is the world’s leading provider of tools and storage, the world’s second-largest commercial electronic security company, and a leading engineered fastening systems provider, with unique growth platforms in the Oil & Gas and Infrastructure industries. Well-known brands include: STANLEY, BLACK+DECKER, DEWALT, Porter-Cable, Bostitch, Facom, Mac Tools, Proto, Vidmar, Lista, and more. Learn more at www.stanleyblackanddecker.com.

Company Contact:
Tim Perra
Vice President, Communications
(860) 826-3260
tim.perra@sbdinc.com

Greg Waybright
Vice President, Investor & Government Relations
860-827-3833
greg.waybright@sbdinc.com